EXHIBIT 2.9
-----------

                               SECURITY AGREEMENT

This SECURITY AGREEMENT dated as of March 15, 2005 ("Security Agreement"), is between Dragon International Group Corp., a Florida corporation ("Borrower") and Skyebanc, Inc., whose address is 5301 N. Federal Highway, Suite 170, Boca Raton, Florida 33487 (the "Placement Agent") on behalf of those parties set forth on Schedule A attached hereto (individually a "Secured Party" and collectively, the "Secured Parties").

                             PRELIMINARY STATEMENTS

A. Secured Parties have loaned Borrower $357,500 (USD), in consideration for which Borrower has issued and delivered a series of secured convertible notes to Secured Parties in an aggregate principal amount of $357,500 (the "Notes").

The timely payment of all amounts due by Borrower under the Notes is secured by the terms of this Security Agreement.

B. NOW, THEREFORE, in consideration of the mutual promises set forth herein, and in order to induce Secured Parties to loan Borrower $300,000 Borrower hereby agrees as follows:

     1. Grant of Security Interest. Borrower hereby grants to Secured Parties a security interest in and on all of Borrower's right, title and interest in and to all of the following, whether now owned or hereafter acquired or existing (the "Collateral"):

     a. All equipment in all of its forms, wherever located, including, without limitation, all machinery and other goods, furniture, furnishings, fixtures, office supplies and all other similar types of tangible personal property and all parts thereof and all accessions thereto, together with all parts, fittings, special tools, alterations, substitutions, replacements and accessions thereto (any and all such equipment, parts and accessions being the "Equipment");

     b. All inventory in all of its forms, wherever located, including, but not limited to, (i) all raw materials and work in progress, finished goods, and materials used or consumed in manufacture or production, (ii) goods in which Borrower has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which Borrower has an interest or right as consignee), and (iii) goods which are returned to or repossessed by Borrower, and all accessions thereto and products thereof and all documents and documents of title relating to or covering any of the foregoing or any other assets ("Documents") (any and all such inventory, accessions, products and Documents being the "Inventory");

     c. All accounts, accounts receivable, cash or cash equivalents, contract rights, chattel paper, instruments, acceptances, drafts, general intangibles, payment intangibles, letter-of-credit rights, commercial torts claims, deposit accounts, consignments, promissory notes and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, together with all ledger sheets, files, records and documents relating to any of the foregoing, including all computer records, programs, storage media and computer software useful or required in connection therewith (the "Receivables"), and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such Receivables, and any and all such leases, security agreements and other contracts (the "Related Contracts");

     d. All rights under all contracts or agreements to which Borrower is a party (other than contracts or agreements entered into prior to the date of this Agreement which by their terms expressly prohibit the granting of any lien, charge, claim or encumbrance of any nature whatsoever ("Lien") thereon; all contracts and agreements entered into by Borrower during the term of this Agreement shall permit the attachment of the Lien provided for under this Agreement);

     e. All trademarks, trade names, trade styles, service marks, prints and labels on which said trademarks, trade names, trade styles and service marks have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted, all right, title and interest therein and thereto, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, or any other country or any political subdivision thereof, together with the goodwill associated therewith, and all reissues, amendments, extensions or renewals thereof and all licenses thereof (the "Trademarks");

     f. All copyrights, copyrighted works or any item which embodies such copyrighted work of the United States or any other country, all applications therefore, all right, title and interest therein and thereto, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all derivative works, extensions or renewals thereof (the "Copyrights");

     g. All letters patent of the United States or any other country, and all applications therefore, all right, title and interest therein and thereto, and all registrations and recordings thereof, including, without limitation, applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, and all reissues, continuations, divisionals, continuations-in-part or extensions thereof and all licenses thereof (the "Patents");

     h. All other tangible and intangible personal property and fixtures; and

     i. All proceeds of any and all of the foregoing Collateral (including, without limitation, proceeds which constitute property of the types described in clauses (a) through (h) of this Section 1) and, to the extent not otherwise included, all payments under insurance (whether or not Secured Parties are the loss payees thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing items.

     j. All of the terms used in the above definition of Collateral shall have the meanings given to such terms under the Uniform Commercial Code of the applicable jurisdiction as amended from time to time.

     2. Security for Obligations. Subject to any prior secured interest in the Collateral, the Collateral secures the prompt and complete payment when due of the outstanding principal and interest under the Notes.

     3. Borrower Remains Liable. Anything herein to the contrary notwithstanding, (a) Borrower shall remain liable under the contracts and agreements included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (b) the exercise by Secured Parties of any of the rights hereunder shall not release Borrower from any of its duties or obligations under the contracts and agreements included in the Collateral, and
(c) Secured Parties shall not have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement, nor shall Secured Parties be obligated to perform any of the obligations or duties of Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

     4. Representations and Warranties. Borrower represents and warrants to Secured Parties as follows:

     a. All of the Equipment and Inventory (i) were acquired in the ordinary course of business and (ii) are located at the places specified in Schedule 1 hereto. The chief place of business and chief executive office of Borrower and the office where Borrower keeps its records concerning Receivables are located at the address specified on Schedule 1 hereto.

     b. Borrower owns the Collateral free and clear of any Lien, except for the security interest created by this Security Agreement.

     c. Borrower conducts no business under any name or trade name other than its proper corporate name.

     d. Borrower has exclusive possession and control of the Equipment and Inventory.

     e. All of Borrower's material Related Contracts are in full force and effect, and Borrower and, to Borrower's knowledge, the other persons to each such Related Contract have performed in all material respects their respective obligations under each such Related Contract.

     f. Borrower has the right to use all Patents, Trademarks, and Copyrights and all computer programs and other rights, free from materially burdensome restrictions, which are necessary for the operation of its business as presently conducted. There is not pending or threatened any claim or litigation against or affecting Borrower contesting the validity of any of the Patents, Trademarks or Copyrights or computer program or other right.

     g. This Security Agreement creates a valid Lien in the Collateral, securing the payment of all amounts due under the Notes, and all other actions necessary or desirable to perfect and protect such security interest have been duly taken.

     5. Further Assurances.

     a. Borrower agrees that from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Parties may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Parties to exercise and enforce their rights and remedies hereunder with respect to any Collateral.

     b. Borrower hereby authorizes Secured Parties to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower where permitted by law. A carbon, photographic or other reproduction of this Security Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

     c. Borrower will furnish to Secured Parties from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Parties may reasonably request, all in reasonable detail.

     d. Borrower will defend the Collateral against all claims and demands of all persons (other than Secured Parties) claiming an interest therein. Borrower will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent where there is a good faith contest to the validity thereof. In connection with any such good faith contest Borrower will, at the request of Secured Parties, promptly provide a bond, cash deposit or other security reasonably satisfactory to protect the security interest of Secured Parties should such good faith contest be unsuccessful.

     6. As to Equipment, Inventory and Trademarks. Borrower shall:

     a. Keep the Equipment and Inventory (other than Inventory sold in the ordinary course of business) at the places therefore specified in Schedule 1 hereto or, upon 30 days' prior written notice to Secured Parties, at such other places in jurisdictions where all action required by Section 5 shall have been taken with respect to the Equipment and Inventory;

     b. Cause the Equipment necessary for the conduct of its business to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and shall forthwith, or in the case of any loss or damage to any of the Equipment as quickly as practicable after the occurrence thereof, make or cause to be made all repairs, replacements, and other improvements in connection therewith which are necessary or desirable to such end;

     c. Permit Secured Parties thereof to have access to the Inventory and Equipment for purposes of inspection during normal business hours and upon reasonable notice to Borrower;

     d. Promptly notify Secured Parties in writing of any material loss or damage to the Inventory or Equipment;

     e. Not sell, assign, lease, mortgage, transfer or otherwise dispose of any interest in the Inventory or Equipment, except in the ordinary course of business;

     f. Not use or permit the Inventory or Equipment to be used for any unlawful purpose or in violation of any law or for hire;

     g. Not permit the Equipment to become a part of or to be affixed to any real property of any person;

     h. Advise Secured Parties of all Trademarks, Patents and Copyrights or applications for or registration of the same, created or obtained by Borrower on or after the date of this Security Agreement; and

     i. Take all reasonable steps to maintain and enforce the Trademarks, Patents and Copyrights material to the conduct of its business, including but not limited to (1) payment of all fees, (2) prosecuting infringers if failure to do so would materially and adversely affect the business of Borrower and (3) diligently pursuing any application or registration material to the business of Borrower.

     7. Insurance.

     a. Borrower shall, at its own expense, maintain insurance with respect to the Equipment and Inventory in such amounts, against such risks, in such form and with such insurers, as is reasonable for a company of like size and like business.

     b. Reimbursement under any liability insurance maintained by Borrower pursuant to this Section 7 may be paid directly to the person who shall have incurred liability covered by such insurance. In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 7 is not applicable, Borrower shall make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance maintained by Borrower pursuant to this Section 7 shall be paid to Borrower as reimbursement for the costs of such repairs or replacements.

     c. Upon the occurrence of any event of default under the terms of the Notes ("Event of Default"), all insurance payments in respect of such Equipment or Inventory shall be paid to Secured Parties and applied to amounts due under the Notes.

     8. As to Receivables.

     a. Borrower shall keep the Receivables at its chief place of business and chief executive office and the office where it keeps its records concerning the Receivables, at the location therefore specified in Schedule 1 hereto or, upon 30 days' prior written notice to Secured Parties, at such other locations in a jurisdiction where all action required by Section 5 shall have been taken with respect to Receivables. Borrower will hold and preserve such records and will permit representatives of Secured Parties to inspect and make abstracts from such records.

     b. Except as otherwise provided in this subsection (b), Borrower shall continue to collect, at its own expense, all amounts due or to become due to Borrower under the Receivables. In connection with such collections, Borrower may take (and, at the discretion of Secured Parties, shall take) such action as Borrower or Secured Parties may deem necessary or advisable to enforce collection of the Receivables; provided, however, that Secured Parties shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, upon written notice to Borrower of its intention to do so, to notify the account debtors or obligors under any Receivables of the assignment of such Receivables to Secured Parties and to direct such account debtors or obligors to make payment of all amounts due or to become due to Borrower thereunder directly to Secured Parties and, upon such notification and at the expense of Borrower, to enforce collection of any such Receivables, and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as Borrower might have done. After receipt by Borrower of the notice from Secured Parties referred to in the proviso to the preceding sentence and as long as there is an Event of Default, (i) all amounts and proceeds (including instruments) received by Borrower in respect of the Receivables shall be received in trust for the benefit of Secured Parties hereunder, shall be segregated from other funds of Borrower and shall be forthwith paid over to Secured Parties in the same form as so received (with any necessary endorsement) to be held as cash collateral, or be applied as provided by Section 13(b), as determined by Secured Parties, and (ii) Borrower shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon, other than any discount allowed for prompt payment.

     9. Transfer and Other Liens.

     a. Sell, assign (by operation of law or otherwise) or otherwise dispose of any of the Collateral, except in the ordinary course of business. Upon any such sale, assignment, or disposal of Collateral, all such proceeds of such transaction shall be used to pay any and all amounts of principal and interest outstanding under the Notes.

     b. Except for purchase money financing liens in the ordinary course of business or statutory liens in the ordinary course of business, Borrower shall not create or suffer to exist any Lien upon or with respect to any of the Collateral to secure debt of any person.

     10. Agent Appointed Attorney-in-Fact. Secured Parties hereby irrevocably appoint an individual employee of Placement Agent, to be agreed upon by Placement Agent and the Borrower, as Secured Parties' attorney-in-fact (the "Agent"), with full authority in the place and stead of Secured Parties and in the name of Secured Parties, Agent or otherwise, to take any action and to execute any instrument which Agent may deem necessary or advisable to accomplish the purposes of this Security Agreement in the event of a default, including, without limitation:

     a. to obtain and adjust insurance required to be paid to Secured Parties pursuant to Section 7;

     b. to ask, demand, collect, sue for, recover, compromise, receive and give a quittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

     c. to receive, endorse, assign, and collect any and all checks, notes, drafts and other negotiable and non-negotiable instruments, documents and chattel paper, in connection with clause (a) or (b) above, and Borrower waives notice of presentment, protest and non-payment of any instrument, document or chattel paper so endorsed or assigned;

     d. to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Secured Parties with respect to any of the Collateral; and

     e. to sell, transfer, assign or otherwise deal in or with the Collateral or the proceeds or avails thereof, as fully and effectually as if Secured Parties were the absolute owner thereof.

     f. Secured Parties hereby ratify and approves all acts, other than those which result from Agent's gross negligence or willful misconduct, of Agent, as its attorney in-fact, pursuant to this Section 10; and Agent, as its attorney in-fact, will not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law other than those which result from Agent's gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable so long as this Security Agreement remains in effect.

     g. Secured Parties also authorizes Agent, at any time and from time to time, after the occurrence and during the continuance of an Event of Default, to communicate in its own name with any party to any contract, agreement or instrument included in the Collateral with regard to the assignment of such contract, agreement or instrument and other matters relating thereto.

     11. Agent May Perform. If Borrower fails to perform any agreement contained herein, Agent may itself or at the direction of a majority of the Secured Parties perform, or cause performance of, such agreement, and the expenses of Agent or Secured Parties incurred in connection therewith shall be payable by Borrower under Section 14(b).

     12. Agent's Duties. The powers conferred on Agent hereunder are solely to protect the Secured Parties' interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Agent shall not have any duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.

     13. Remedies. If any Event of Default shall have occurred, then during the continuance of such Event of Default:

     a. Agent may on behalf of the Secured Parties exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of an Agent on default under the Uniform Commercial Code (the "Code") (whether or not the Code applies to the affected Collateral) and also may (i) require Borrower to, and Borrower hereby agrees that it will at its expense and upon the request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at a place to be designated by Agent and (ii) to enter the premises where any of the Collateral is located and take and carry away the same, by any of its representatives, with or without legal process, to Agent's place of storage, and (iii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent's offices or elsewhere, for cash, on credit or for future delivery and upon such other terms as Agent may deem commercially reasonable. Borrower agrees that, to the extent notice of sale shall be required by law, at least five (5) days' notice to Borrower of the time and place of any public or private sale is to be made shall constitute reasonable notification. Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefore, and such sale may, without further notice, be made at the time and place it was so adjourned.

     b. All cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of Agent, be held by Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to Secured Parties and Agent pursuant to Section 14) in whole or in part by Agent against, all or any part of the amounts due under the Notes in such order as Agent shall elect. Any surplus of such cash or cash proceeds held by Agent and remaining after payment in full of all the amounts due under the Notes shall be paid over to Borrower. If the proceeds of the sale of the Collateral are insufficient to pay all of the amounts due under the Notes Borrower agrees to pay upon demand any deficiency to Secured Parties.

     c. Not withstanding any provision contained herein, the Agent, Secured Parties and the Borrower will cooperate in good faith to receive the most value for any Collateral liquidation necessitated by a breach of any covenant contained herein. Specifically, the Borrower shall have the right to sell in whole or in part any Collateral independently from the agent as long as all proceeds are first applied to any obligation herein. All parties are obligated to receive at a minimum fair market value for liquidated Collateral and the Borrower will have the right to sell said collateral to any third party offers equal to or greater than any offer made to the Agent or Secured Parties.

     14. Indemnity and Expenses.

     a. Borrower agrees to indemnify Agent and Secured Parties from and against any and all claims, losses and liabilities arising out of or resulting from this Security Agreement (including, without limitation, enforcement of this Security Agreement), except claims, losses or liabilities resulting from Secured Parties' gross negligence or willful misconduct.

     b. Borrower will upon demand pay to Agent and Secured Parties the amount of any and all expenses, including the reasonable fees and out of pocket disbursements of its counsel and of any experts and agents, which Secured Parties may incur in connection with (i) filing or recording fees incurred in connection with this Security Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any of the rights of Secured Parties, or (iv) the failure by Borrower to perform or observe any of the provisions hereof. Agent and Secured Parties shall not be liable to Borrower for damages as a result of delays, temporary withdrawals of the Equipment from service or other causes other than those caused by Secured Parties' gross negligence or willful misconduct.

     15. Continuing Security Interest; Transfer of the Notes. This Security Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until payment in full of all amounts due under the Notes, (b) be binding upon Borrower, its successors and assigns, and (c) inure to the benefit of Secured Parties and its successors, transferees and assigns. Upon the payment in full of all amounts due under the Notes, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Borrower. Upon any such termination, Secured Parties will, at Borrower's expense, execute and deliver to Borrower such Uniform Commercial Code termination statements and such other documentation as Borrower shall reasonably request to effect the termination and release of the Liens on the Collateral.

     16. No Third-Party Beneficiaries. This Security Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

     17. Entire Agreement. This Security Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     18. Succession and Assignment. This Security Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. The Borrower may not assign the Notes, this Security Agreement, or any of the rights, interests, or obligations thereunder or hereunder.

     19. Counterparts. This Security Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     20. Headings. The section headings contained in this Security Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Security Agreement.

     21. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Borrower:                        If to the Lender:

Dragon International Group Corp.           Skyebanc, Inc.
Bldg 14, Suite A09,                        5301 N. Federal highway, Suite 170
International Trading Center               Boca Raton, FL 33487
29 Dongdu Road
Ningbo, China 315000
Attn: David Wu, President

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.

Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     22. Governing Law. This Security Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida.

     23. Amendments and Waivers. No amendment of any provision of this Security Agreement shall be valid unless the same shall be in writing and signed by both Borrower and Agent. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     24. Severability. Any term or provision of this Security Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     25. Construction. The parties have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Security Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement on the date first above written.

Dragon International Group Corp.          Skyebanc, Inc.

By:      _____________________________    By:      _____________________________

Name:    _____________________________    Name:    _____________________________

Title:   _____________________________    Title:   _____________________________


Date:    ____________                     Title:   ____________

SCHEDULE A





              Investor
              --------
                             Name                                  Investment
                             ----                                  ----------

     1        Edge Capital Partners, Ltd.                         $ 50,000.00
     2        Victor Novogrodsky                                  $ 62,500.00
     3        Elicia David                                        $ 75,000.00
     4        Austin Gleason                                      $ 25,000.00
     5        Rasen Trust                                         $ 25,000.00
     6        Henry G. Herzing 1999 Trust                         $ 70,000.00
     7        The Mulkey II Limited Partnership                   $ 50,000.00
                                                                  -----------

                                                                  $357,500.00


                                                                              10